UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 22, 2014

POPULAR, INC.

(Exact name of registrant as specified in its charter)

Puerto Rico	001-34084	66-0667416
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.

209 Munoz Rivera Avenue
Hato Rey, Puerto Rico	00918
(Address of principal executive offices)	(Zip Code)

(787) 765-9800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

The information included in Item 8.01 is incorporated herein by reference.

Item 2.06. Material Impairments.

The information included in Item 8.01 is incorporated herein by reference.

Item 8.01. Other Events.

On April 23, 2014, Popular, Inc. (the “Company”) announced that Banco Popular North America, its U.S. banking subsidiary doing business as Popular Community Bank (“PCB”), had entered into three separate definitive agreements, each dated April 22, 2014, to sell and transfer certain assets and liabilities, including bank branches, deposits and related loan portfolios, in California, Central Florida and Illinois. The material terms of each of the three agreements are described below.

California

On April 22, 2014, PCB entered into a Purchase and Assumption Agreement with Banc of California, National Association, pursuant to which PCB will transfer certain assets and liabilities from its regional operations in California to the purchaser, including 20 branches with approximately $1.2 billion in loans and $1.1 billion in deposits.

PCB agreed to provide, subject to certain limitations, customary indemnification to the purchaser, including with respect to certain pre-closing liabilities and violations of representations and warranties. PCB also agreed to indemnify the purchaser for up to 1.5% of credit losses on transferred loans for a period of two years after the closing and not to engage in a competitive business with the transferred operations in the Los Angeles metropolitan area for a period of two years after the closing (subject to customary exceptions). The transaction is subject to receipt of required regulatory approvals and satisfaction of other closing conditions, including the receipt by the purchaser of financing necessary to complete the transaction.

Central Florida

On April 22, 2014, PCB entered into a Purchase and Assumption Agreement with Harbor Community Bank pursuant to which PCB will transfer certain assets and liabilities from its regional operations in Central Florida to the purchaser, including 9 branches with approximately $115 million in loans and $239 million in deposits.

PCB agreed to provide, subject to certain limitations, customary indemnification to the purchaser, including with respect to certain pre-closing liabilities and violation of representations and warranties. PCB also agreed not to engage in a competitive business with the transferred operations in the Orange, Seminole and Osceola Counties, Florida, for a period of three years after the closing (subject to customary exceptions). The transaction is subject to receipt of required regulatory approvals and satisfaction of other closing conditions.

Illinois

On April 22, 2014, PCB entered into a Purchase and Assumption Agreement with First Midwest Bank pursuant to which PCB will transfer certain assets and liabilities from its regional operations in Illinois to the purchaser, including 12 branches with approximately $521 million in loans and $761 million in deposits.

PCB agreed to provide, subject to certain limitations, customary indemnification to the purchaser, including with respect to certain pre-closing liabilities and violation of representations and warranties. PCB also agreed not to engage in a competitive business with the transferred operations in the Chicago, Illinois-Joliet, Indiana-Naperville, Wisconsin metropolitan statistical area for a period of three years after the closing (subject to customary exceptions). The transaction is subject to receipt of required regulatory approvals and satisfaction of other closing conditions.

The combined transactions are expected to result in an aggregate estimated pre-tax gain of approximately $25 million, which is expected to be recognized upon closing of the transactions. The transactions are expected to be completed during the fourth quarter of 2014.

The Company also expects to record an estimated non-cash write-down to goodwill of approximately $160 million in connection with the transactions.

Reorganization of Centralized Back Office Operations

In connection with the transactions described above, PCB will close its Rosemont, IL and Orlando, FL operations centers and transfer most of the support functions to Puerto Rico and New York. This reorganization will have an estimated cost of approximately $33 million in severance and retention payments and approximately $20 million in operational set-up costs, and lease cancelations. Annual operating expenses are expected to be prospectively reduced by an estimated $45 million after the reorganization is complete.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Press release dated April 23, 2014

Exhibit 99.1 shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any of the Corporation’s filings under the Securities Act of 1933, as amended, unless otherwise expressly stated in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Popular, Inc. (Registrant)

Date: April 24, 2014	By:	/s/ Jorge J. García
Name: Jorge J. García Title: Senior Vice President and Corporate Comptroller